JetBlue Airways Corporation
2020 Omnibus Equity Incentive Plan
RSU Award Agreement

“Participant”: [ ]
“Date of Award”:[ ], 20
This Award Agreement, effective as of the Date of Award set forth above, sets forth the grant of Restricted Stock Units (“RSUs”) by JetBlue Airways Corporation, a Delaware corporation (the “Company”), to the Participant named above, pursuant to the provisions of the Amended and Restated JetBlue Airways Corporation 2020 Omnibus Equity Incentive Plan (the “Plan”) (the “RSU Award Agreement”). All capitalized terms shall have the meanings ascribed to them in the Plan, unless specifically set forth otherwise herein.
Participant understands and agrees that the RSU grant is awarded subject to and in accordance with the terms of the Plan. Participant hereby acknowledges the receipt of electronic delivery of the official prospectus for the Plan may be accessed through the [Participant’s NetBenefits.com account > Restricted Stock Units > Plan & Grant Documents tab]. A copy of the Plan is available upon request made to the Corporate Secretary at the Company’s principal offices.
The parties hereto agree as follows:
(A)    Grant of RSUs. The Company hereby grants to the Participant _______ [NUMBER] RSUs, subject to the terms and conditions of the Plan and this RSU Award Agreement. Each RSU represents an unfunded and unsecured right to receive one share of Common Stock in the future.
(B)     Vesting and Settlement of RSUs.
(1)    The period during which the RSUs shall be subject to the substantial risk of forfeiture and.or other restrictions (the “Period of Restriction”) shall commence on the Date of Award. Subject to the Participant’s continued employment with the Company or an Affiliate (the “Company Group”), the RSUs shall vest, and the Period of Restriction shall lapse, on the ([each such anniversary, a] “Vesting Date”). Any RSUs as to which the Period of Restriction has not lapsed prior to the date of the Participant’s Termination of Service shall be immediately forfeited, except as otherwise provided in Section (C) below.
(2)     Subject to Section (D) below, each vested RSU shall be settled through the delivery of one Share no later than the last business day of the month in which the Vesting Date occurs (the “Settlement Date”).
(3)    The Shares delivered to the Participant on the Settlement Date (or such earlier date determined in accordance with Section (D) below) shall not be subject to contractual transfer restrictions (other than as provided in Sections (F)(2) and (F)(8) below, in the Plan and pursuant to the Company’s insider trading policies) and shall be fully paid, non-assessable and registered in the Participant’s name.
(C)    Termination of Service.
(1)    Upon the Participant’s Termination of Service under any circumstances, any RSUs that have not been settled in accordance with Section (B) above prior to the date of such Termination of Service shall be immediately and unconditionally forfeited, without any action required by the Participant or the Company.
(2)    Notwithstanding (1) above, upon a Termination of Service due to the Participant’s (a) Disability or (b) death (as defined in the Plan), the Participant’s RSU award shall vest 100% and be distributed to the Participant or the Participant’s estate. Such distribution referenced in this section (C)(2) shall be made following such Termination of Service and no later than the last business day of the month following such Termination of Service (or as soon as administratively practicable thereafter).
(3)    Notwithstanding (1) above, upon a Termination of Service due to the Participant’s Retirement (as defined below), such RSUs shall continue to vest as if the Participant remained in Service with the Company Group.
(4)    For the purposes of this RSU Award Agreement, “Retirement” means [resignation by a Participant from active employment with the Company Group upon attainment of (i) Participant’s 55th birthday and (ii) at least 10 years’ continuous service by the Participant with the Company Group, or such other resignation by the Participant that is deemed by the Committee to be a retirement.
(D)    Change in Control. The RSU grant awarded under this RSU Award Agreement is subject to the provisions of Section 13 of the Plan; provided, however, that if a Change in Control occurs that does not constitute a “change in control event,” within the meaning of Treasury Regulations Section 1.409A-3(i)(5), then any accelerated payment or settlement of the

RSUs in accordance with Section 13 of the Plan that constitutes a “deferral of compensation” under Code Section 409A shall be made at the times specified in Sections (B) and (C) above as if such Change in Control had not occurred.
(E)    Transferability. RSUs are not transferable other than by last will and testament, by the laws of descent and distribution. Further, except as set forth in the Plan, a Participant’s rights under the Plan shall be exercisable during the Participant’s lifetime only by the Participant, or in the event of the Participant’s legal incapacity, the Participant’s legal guardian or representative.
(F)    Miscellaneous.
(1)    The Plan provides a complete description of the terms and conditions governing all RSUs granted thereunder. This RSU Award Agreement and the rights of the Participant hereunder are subject to the terms and conditions of the Plan, as amended from time to time, and to such rules and regulations as the Committee may adopt for the administration of the Plan. If there is any inconsistency between the terms of this Award Agreement and the terms of the Plan, the Plan’s terms shall supersede and replace the conflicting terms of this RSU Award Agreement.
(2)    The Committee shall have the right to impose such restrictions on any shares acquired pursuant to RSUs as it deems necessary or advisable under applicable federal securities laws, international laws, rules or regulations, the rules and regulations of any stock exchange or market upon which such shares are then listed and/or traded, and/or under any blue sky or state securities laws applicable to such shares. It is expressly understood by the Participant that the Committee is authorized to administer, construe, and make all determinations necessary or appropriate to administer the Plan and this Award Agreement, all of which shall be binding upon the Participant.
(3)    The Participant acknowledges that the incentive compensation covered by this RSU Award Agreement and the RSUs granted hereunder are subject to Section 15.6 (Recoupment) of the Plan, including the Company’s recoupment policy, as may be amended or superseded from time to time by the Board or otherwise in response to changes in applicable laws, rules or regulations.

(4)    The Board may at any time, or from time to time, terminate, amend, modify or suspend the Plan, and the Board or the Committee may amend or alter this RSU Award Agreement at any time; provided, however, that no termination, amendment, modification, alteration or suspension shall materially impair the previously accrued rights of the Participant with respect to the RSUs granted pursuant to this RSU Award Agreement, without the Participant’s consent, except as otherwise provided by the Plan.
(5)    This Agreement and any payment or delivery of Shares under this Agreement are intended to comply with Section 409A of the Code, and the regulations and guidance promulgated thereunder (“Section 409A”), and shall be administered and construed in accordance with such intent. In furtherance, and not in limitation, of the foregoing: (a) in no event may the Participant designate, directly or indirectly, the calendar year of any payment or delivery of Shares to be made hereunder; and (b) notwithstanding any other provision of this Award Agreement to the contrary, a Termination of Service hereunder shall mean and be interpreted consistent with a “separation from service” within the meaning of Section 409A with respect to any payment or delivery of Shares hereunder that constitutes a “deferral of compensation” under Section 409A that becomes due on account of such separation from service.
Notwithstanding the forgoing or any provisions of the Plan or this RSU Award Agreement, if the Company determines that any provision of this RSU Award Agreement or the Plan contravenes Section 409A or could cause the Participant to incur any additional tax, interest or penalties under Section 409A, the Committee may, in its sole discretion and without the Participant’s consent, modify such provision to (i) comply with, or avoid being subject to, Section 409A, or to avoid the incurrence of any additional taxes, interest and penalties under Section 409A, and/or (ii) maintain, to the extent reasonably practicable, the original intent and economic benefit to the Participant of the applicable provision without materially increasing the cost to the Company or contravening the provisions of Section 409A. This Section (F)(5) does not create an obligation on the part of the Company to modify the Plan or this Award Agreement and does not guarantee that the Participant will not be subject to taxes, interest and penalties under Section 409A Notwithstanding in the Plan or this RSU Award Agreement, to the extent that the RSUs constitute deferred compensation for purposes of Section 409A and the Participant is a “specified employee” within the meaning of Section 409A, no payment or distribution of any amounts with respect to the RSUs that are subject to Section

409A may be made before the first business day following the six (6) month anniversary from the Participant’s Termination of Service from the Company Group, if earlier, the date of the Participant’s death.
(6)    The Participant acknowledges that any income derived from the RSUs shall not affect the Participant’s participation in, or benefits under, any other benefit plan or other contract or arrangement maintained by the Company Group.
(7)    Delivery of the Shares underlying the RSUs upon settlement is subject to the Participant satisfying all applicable federal, state, local and foreign taxes (including the Participant’s FICA obligation) upon settlement or earlier, to the extent required by applicable law. The Company shall have the power and the right to (i) deduct or withhold from all amounts payable to the Participant pursuant to the RSUs or otherwise, or (ii) require the Participant to remit to the Company, an amount in cash sufficient to satisfy any applicable taxes required by law whenever arising with respect to the RSUs. Further, the Company may permit or require the plan administrator or Participant to satisfy, in whole or in part, the tax obligations by withholding Shares that would otherwise be received upon settlement of the RSUs.
(8)    In furtherance and not in limitation, of the foregoing Section (F)(7), in the event that the Participant is an employee of the Company Group and becomes eligible to Retire but does not Retire, the Participant shall at that time become responsible for payment of all FICA and any other taxes with respect to the Participant’s outstanding RSUs. Accordingly, the Participant acknowledges that the Company may, at that time or when deemed administratively necessary by the Company, withhold from the Participant’s paycheck, funds necessary to cover such obligations, and the Company shall remit said funds to the proper authorities. The Participant shall not have the right to elect whether payment of FICA shall be made in the form of cash or through withholding Shares otherwise payable on settlement of the RSUs and such determination shall be made by the Company. To the extent the Participant incurs a Termination of Service for any reason, Participant acknowledges that the Participant is solely responsible for the recovery, from the U.S. government or instrumentality thereof, of any over withholdings pursuant to this subparagraph (8). This RSU Award Agreement shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required, or the Committee determines are advisable. The Participant agrees to take all steps the Company determines are necessary to comply with all applicable provisions of federal and state securities law in exercising the Participant’s rights under this RSU Award Agreement.
(9)    Neither the Participant nor any other person shall become the beneficial owner of the Shares underlying the RSUs, nor have any rights to dividends or other rights as a shareholder with respect to any such Shares, until and after such Shares, if any, have been actually issued to the Participant and transferred on the books and records of the Company or its agent in accordance with the terms of the Plan and this RSU Award Agreement.
(10)    Neither the RSUs nor any terms contained in this Agreement shall confer upon the Participant any rights or claims except in accordance with the express provisions of the Plan and this Agreement, and shall not give the Participant any express or implied right to (i) receive another award of RSU or any other equity-based award at any time in the future or in respect of any future period or (ii) be retained in the employment or service of the Company Group for any period or in any particular position or at any particular rate of compensation, nor restrict in any way the right of the Company Group, which right is hereby expressly reserved, to modify or terminate the Participant’s employment or service at any time for any reason. The Participant acknowledges and agrees that any right to RSUs shall be earned only by continuing as an employee or service provider of the Company Group at the will of the Company Group and satisfaction of other applicable terms and conditions contained in the Plan and this Agreement, and not through the act of being hired or being granted the RSUs hereunder.
(11)    All obligations of the Company under the Plan and this Award Agreement shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.
(G)    Acceptance of Award.
The Participant acknowledges his or her understanding and acceptance of the terms and conditions of the Plan and this RSU Award Agreement. The Plan and this RSU Award Agreement represent the entire understanding of the parties, and supersede all prior understandings, with respect to the RSUs. If the Participant, however, desires to refuse the RSUs, the Participant must notify the Company in writing in accordance with the Plan no later than 30 days after receipt of this RSU Award Agreement. If the Participant refuses the RSUs, he or she shall not be entitled to any additional compensation or remuneration in replacement of the RSUs. If the Participant does not refuse the RSUs, the Participant shall be deemed to agree to all of the terms of the Plan and this RSU Award Agreement.